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                                  [LETTERHEAD]






                                December 30, 1996



Phoenix Duff & Phelps Corporation
56 Prospect Street
Hartford, Connecticut  06115

     Re:  Phoenix Duff & Phelps Corporation
          Registration Statement on Form S-8
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Gentlemen:

     We have represented Phoenix Duff & Phelps Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the registration statement filed with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") relating to the registration of an indeterminate amount of interests (the "Interests") to be offered or sold pursuant to the Phoenix Home Life Mutual Insurance Company Savings and Investment Plan (the "Plan"). In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion.

     We are of the opinion that the Interests will be, when issued pursuant to the Plan, legally issued.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,


                                          LORD, BISSELL & BROOK